EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into this Registration Statement on Form S-3 of Enterprise Products Partners L.P. listed therein of our reserve reports dated as of December 31, 2001, 2002 and 2003, each of which is included in the Current Report on Form 8-K of Enterprise Products Partners L.P. filed with the Securities and Exchange Commission on April 20, 2004. We also consent to the reference to us under the heading of “Experts” in such Registration Statement.

/s/ Netherland, Sewell & Associates, Inc.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas
April 23, 2004